               Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 8, 2000, relating to the financial statements and financial highlights which appears in the June 30, 2000 Annual Report to Shareholders of Alliance Health Care Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports" and "General Information - Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
October 23, 2000





























00250248.AI7